ERNST & YOUNG LLP

                                 July 15, 1996

Securities and Exchange Commission
450 Fifth Street, Northwest
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated May 7, 1996, which we received on July 15, 1996, of Saratoga Resources, Inc. and are in agreement with the statements contained in the third and fourth paragraphs of Item 4 on page 5 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                                 Ernst & Young LLP

Houston, Texas